EXHIBIT 10.1
LOAN AND SECURITY AGREEMENT
     THIS LOAN AND SECURITY AGREEMENT is made and dated as of August 30, 2006 and is entered into by and between EPICEPT CORPORATION, a Delaware corporation (“EpiCept”), MAXIM PHARMACEUTICALS INC., a Delaware corporation (“Maxim”; EpiCept and Maxim are sometimes referred to in this Agreement individually and/or collectively as a “Borrower” or the “Borrowers”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (“Lender”).
RECITALS
     A. Borrower has requested Lender to make available to Borrower a loan in an aggregate principal amount of up to Ten Million Dollars ($10,000,000); and
     B. Lender is willing to make the loan on the terms and conditions set forth in this Agreement.
AGREEMENT
     NOW, THEREFORE, Borrower and Lender agree as follows:
SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION
     1.1. Unless otherwise defined herein, the following capitalized terms shall have the following meanings:
          “Account Control Agreement(s)” means any agreement entered into by and among the Lender, Borrower and a third party Bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account in which Investment Property is held and which is intended to perfect Lender’s security interest in any of the Collateral.
          “Advance” means any funds advanced under this Agreement.
          “Advance Date” means the funding date of any Advance.
          “Advance Request” means a request for an Advance submitted by Borrower to Lender in substantially the form of Exhibit A.
          “Agreement” means this Loan and Security Agreement, as the same may from time to time be amended, modified, supplemented or restated from time to time in accordance with the terms hereof.
          “Borrower Products” means all products, technical data or technology currently being designed, manufactured or sold by Borrower or which Borrower intends to sell, license, or distribute in the future including any products under development, collectively, together with all products, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.
          “Cash” means all cash and cash equivalents.
          “Closing Date” means the date of this Agreement.
          “Collateral” means the property described in Section 3.
          “Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar

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agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made.
          “Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.
          “Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.
          “Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.
          “Event of Default” has the meaning given to it in Section 9.
          “Financial Statements” has the meaning given to it in Section 7.1.
          “Fully Diluted Capitalization” means, at any given time, the number of shares of Borrower’s (i) common stock issued and outstanding, and (ii) common stock ultimately issuable upon conversion, exercise or exchange of any outstanding rights to purchase Borrower’s capital stock, including preferred stock, options, warrants, employee stock plans and convertible debt.
          “GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.
          “Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.
          “Intellectual Property” means all Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.
          “Interest Rate” means 11.7%.
          “Investment” means any beneficial ownership of (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person.
          “Lender” has the meaning given to it in the preamble to this Agreement.
          “License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.
          “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor.
          “Loan” means the Advance or Advances made under this Agreement.

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          “Loan Documents” means this Agreement, the Notes, Account Control Agreements, all UCC Financing Statements, the Warrant, and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.
          “Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets, prospects or condition (financial or otherwise) of Borrower; or (ii) the ability of Borrower to perform the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Lender’s Liens on the collateral or the priority of such Liens.
          “Maturity Date” means August 30, 2009, subject to extension pursuant to Section 2.4.
          “Maximum Loan Amount” means $10,000,000.
          “Maximum Rate” shall have the meaning assigned to such term in Section 2.5.
          “Merger” means any (i) reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower or any Subsidiary, (ii) sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower or any Subsidiary in which the holders of Borrower or Subsidiary’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing at least more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower or Subsidiary is the surviving entity; (iii) sale, lease, license or transfer of any substantial part of the assets of Borrower or any Subsidiary; or (iv) acquisition by Borrower or any Subsidiary of all or substantially all of the capital stock or assets of another Person; provided however, that in all cases a Subsidiary may be merged into Borrower or into another Subsidiary without constituting a “Merger.”
          “Milestones” means any of the following: (1) Ceplene EMEA Approval; (2) Positive Phase III data for NP-1; or (3) Positive Lidopain SP Phase III trials (Adolor’s US trials), where “Positive” means the trial has met the primary endpoint of such trial and is statistically significant (p value less than or equal to 0.05).
          “Next Event” means the closing of Borrower’s next round of private equity financing that occurs after the Closing Date but prior to the Maturity Date.
          “Note” means a Promissory Note in substantially the form of Exhibit B.
          “Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.
          “Patents” means all all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.
          “Permitted Indebtedness” means: (a) Indebtedness of Borrower in favor of Lender arising under this Agreement or any other Loan Document; (b) Indebtedness existing on the Closing Date and disclosed in Schedule 1A; (c) Indebtedness of up to $500,000 outstanding at any time secured by a lien described in clause (vi) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness; (d) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (e) Indebtedness that also constitutes a Permitted Investment; (f) Indebtedness

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owing from a Subsidiary to another Subsidiary; (g) Indebtedness owing from Borrower to a Subsidiary; (g) Unsecured Indebtedness of up to $250,000 outstanding at any time; and (h) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.
          “Permitted Investment” means: (a) Investments existing on the Closing Date disclosed in Schedule 1B; (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (iv) money market accounts; (c) repurchases of stock from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $100,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (d) Investments accepted in connection with Permitted Transfers; (e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (f) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not affiliates, in the ordinary course of business, provided that this subparagraph (f) shall not apply to Investments of Borrower in any Subsidiary; (g) additional Investments that do not exceed $100,000 in the aggregate; (h) Investments in Epicept GmbH consisting of cash transfers from time to time in amounts necessary to pay for operating expenses, the payment of salaries, the operation of clinical trials, and the repayment of debt listed on the Schedule, in each case incurred in the ordinary course of business; (i) Investments in other Subsidiaries in an aggregate amount up to $100,000 per year; (j) Loans or advances to officers, directors and employees in the ordinary course of business in a principal amount of up to $100,000 per year (without duplication of that permitted under Section 7.8); and (k) Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support.
          “Permitted Liens” means any and all of the following: (i) Liens existing on the Closing Date disclosed in Schedule 1C; (ii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided that Borrower maintains adequate reserves therefor in accordance with GAAP; (iii) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided that the payment thereof is not yet required; (iv) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (v) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vi) purchase money liens and liens in connection with capital leases on Equipment securing Indebtedness permitted in clause (c) of “Permitted Indebtedness”; (vii) Liens created under the Loan Documents; (viii) Liens and other encumbrances on real property that do not materially detract from its value; (ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of Borrower; and (x) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (x) above; provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the

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existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.
          “Permitted Transfers” means (i) sales of Inventory in the normal course of business, (ii) licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business, (iii) dispositions of worn-out obsolete Equipment, (iv) leases or subleases of real estate; and (v) other transfers of property in an amount of up to $100,000 per year.
          “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.
          “Preferred Stock” means at any given time any equity security issued by Borrower that has any rights, preferences or privileges senior to Borrower’s common stock.
          “Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.
          “Secured Obligations” means Borrower’s obligation to repay to Lender the Loan and all Advances (whether or not evidenced by any Note), together with all principal, interest, fees, costs, professional fees and expenses, or other liabilities or obligations for monetary amounts owed by Borrower to Lender however arising, including the indemnity and insurance obligations in Section 6 and including such amounts as may accrue or be incurred before or after default or workout or the commencement of any liquidation, dissolution, bankruptcy, receivership or reorganization by or against Borrower, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties of any kind or nature, present or future, in each case, arising under this Agreement, the Notes, or any of the other Loan Documents, as the same may from time to time be amended, modified, supplemented or restated.
          “Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 5.14 hereto.
          “Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.
          “Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.
          “UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions. Unless otherwise defined herein or in the other Loan Documents, terms that are defined in the UCC and used herein or in the other Loan Documents shall, unless the context indicates otherwise, have the meanings given to them in the UCC.
          “Up-Front Payment” means $125,000.

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          “Warrant” means the warrant entered into in connection with the Loan in substantially the form attached as Exhibit G.
     1.2. Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied.
SECTION 2. THE LOAN
     2.1. Advances. Subject to the terms and conditions of this Agreement, Lender will make one Advance to Borrower in an aggregate amount of $10,000,000 on the Closing Date.
     2.2. Advance Request. To obtain an Advance, Borrower shall complete, sign and deliver an Advance Request and Note to Lender. Lender shall fund the Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Advance is satisfied as of the requested Advance Date.
     2.3. Interest. The principal balance of the Advance shall bear interest thereon from the Advance Date at a rate per annum equal to the Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days in each month. The Interest Rate for the Advance will be fixed on the date of the Advance, and will apply to the Advance for so long as it is outstanding, including during the period of amortization.
     2.4. Payment. Borrower will pay interest in arrears on the Advance on the first business day of each month, beginning the month after the Advance Date and continuing for so long as any part of the Advance is outstanding. Borrower shall repay the aggregate principal balance in 30 equal monthly installments of principal and interest beginning March 1, 2007, and continuing on the first business day of each month thereafter. The entire principal balance and all accrued but unpaid interest hereunder, shall be due and payable on August 30, 2009. Notwithstanding the foregoing:
     (i) If Borrower receives at least $15,000,000 of cash proceeds from the sale or issuance of its equity securities after the Closing Date and on or before December 31, 2006, then Borrower shall make interest-only payments on the outstanding principal balance of the Advance from September 1, 2006, through May 1, 2007. Beginning June 1, 2007, and continuing through November 1, 2009, Borrower shall make 30 equal payments of principal and interest to Lender. The entire principal balance and all accrued but unpaid interest shall be due and payable on November 30, 2009.
     (ii) If Borrower (i) receives at least $15,000,000 of net cash proceeds from the sale or issuance of its equity securities after the Closing Date and on or before December 31, 2006, and (ii) satisfies at least two of the three Milestones, then Borrower shall make interest-only payments on the outstanding principal balance of the Advance from September 1, 2006 through May 1, 2007. Beginning June 1, 2007, and continuing through February 1, 2010, Borrower shall make 33 equal payments of principal and interest to Lender. The entire principal balance and all accrued but unpaid interest shall be due and payable on February 28, 2010.
     (iii) If Borrower (i) receives at least $30,000,000 of net cash proceeds from the sale or issuance of its equity securities after the Closing Date and on or before December 31, 2006, and (ii) satisfies at least two of the three Milestones, then Borrower shall make interest-only payments on the outstanding principal balance of the Advance from September 1, 2006 through May 1, 2007. Beginning June 1, 2007, and continuing through August 1, 2010, Borrower shall make 39 equal payments of principal and interest to Lender. The entire principal balance and all accrued but unpaid interest shall be due and payable on August 30, 2010.

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     2.5. Maximum Interest. Notwithstanding any provision in this Agreement, the Notes, or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of principal outstanding on the Notes; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.
     2.6. Default Interest. If any amount is not paid within ten (10) days of the date due, Borrower shall pay Lender, on demand, a late payment fee equal to two percent (2%) of such amount. Upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.2 plus five percent (5%) per annum. In the event any interest is not paid when due hereunder and such non-payment continues for (5) five consecutive days, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.3 or Section 2.6, as applicable.
     2.7. Optional Prepayment. Borrower shall have the option at any time, upon at least three (3) business days prior written notice to Lender, to prepay all or any part of the Advance, by paying the relevant principal amount together with all interest, fees and expenses accrued and unpaid as of the date of such prepayment; provided that Borrower shall pay a prepayment fee equal to (i) three percent (3.0%) of the principal prepaid if prepaid during the first twelve (12) months after the Closing Date; (ii) two percent (2.0%) of the principal prepaid if prepaid during the second twelve (12) months after the Closing Date; and (iii) one percent (1.0%) of the principal prepaid if prepaid thereafter.
     2.8. End of Term Fee. On the earliest to occur of (i) the Maturity Date, (ii) the date that Borrower prepays the outstanding Obligations, or (iii) the date that the Obligations otherwise become due and payable, Borrower shall pay Lender a fee of $150,000.
SECTION 3. SECURITY INTEREST
     3.1. As security for the prompt, complete and indefeasible payment when due (whether on the Payment Dates or otherwise) of all the Secured Obligations, Borrower grants to Lender a security interest in all of Borrower’s personal property now owned or hereafter acquired, including the following: (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (including Intellectual Property); (e) Accounts; (f) Inventory; (g) Investment Property; (h) Deposit Accounts; (i) Cash; (j) Goods and other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located; and (k) to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing, provided that “Collateral” does not include (i) more than 65% of the issued and outstanding voting capital stock of any Subsidiary that is incorporated or organized in a jurisdiction other than the United States or any state or territory thereof or the District of Columbia or (ii) Intellectual Property (a) to the extent that the assignment of such Intellectual Property or the granting of a security interest therein is prohibited or requires the consent of any Person other than Borrower or an affiliate of Borrower under the terms of any agreement between Borrower and any Person other than an affiliate of Borrower, to the extent in either case that any such prohibition is enforceable under applicable law and (b) any “intent to use” Trademark applications for which a statement of use has not been filed (but only until such statement is filed), provided that (A) upon the cessation of such prohibition, such Intellectual Property shall automatically become part of the Collateral and (B) Collateral

* Confidential treatment has been requested for this information and a copy of such information has been filed separately with the SEC.
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shall in any case include any proceeds arising out of the disposition (including the licensing) of any interest in the Intellectual Property.
     3.2. As long as an Event of Default is not continuing, Lender will release its security interest in the Intellectual Property (but retain its security interest in any proceeds arising out of the disposition (including the licensing) of any interest in the Intellectual Property), upon delivery to Lender of evidence reasonably satisfactory to Lender that all of the following have occurred: (a) Borrowers receives gross proceeds after the Closing Date of at least $15,000,000 in the aggregate from the sale or issuance of their respective equity securities or an up-front payment from a strategic partnership transaction; (b) Borrowers receive any one of (i) the forecasted milestone payment from Myriad Genetics, Inc., (ii) the forecasted milestone payment from Adolor Corporation or (iii) *** and (c) a settlement agreement relating to the Maxim litigation has been executed by Epicept Corporation and the plaintiffs party thereto.
* * * *
SECTION 4. CONDITIONS PRECEDENT TO LOAN
     The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:
     4.1. Initial Advance. On or prior to the Closing Date, Borrower shall have delivered to Lender the following:
          (a) executed originals of the Loan Documents, a legal opinion of Weil, Gotshal & Manges LLP, Borrower’s counsel, in substantially the form of Exhibit [ ], and all other documents and instruments reasonably required by Lender to effectuate the transactions contemplated hereby or to create and perfect the Liens of Lender with respect to all Collateral, in all cases in form and substance reasonably acceptable to Lender;
          (b) certified copy of resolutions of Borrower’s board of directors evidencing approval of (i) the Loans and other transactions evidenced by the Loan Documents and (ii) the Warrant and transactions evidenced thereby;
          (c) certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of Borrower;
          (d) a certificate of good standing for Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;
          (e) the Up-Front Payment and reimbursement of Lender’s current and reasonable expenses reimbursable pursuant to Section 11.11, which amounts may be deducted from the initial Advance; and
          (f) such other documents as Lender may reasonably request.
     4.2. No Default. As of the Closing Date and each Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.
SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER
     Borrower represents, warrants and agrees that:
     5.1. Corporate Status. Borrower is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in all

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jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names (if any), locations of its chief executive office, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C.
     5.2. Collateral. Borrower owns all right, title and interest in and to the Collateral, free of all Liens whatsoever, except for Permitted Liens. Borrower has the full power and authority to grant and convey to Lender a Lien in the Collateral as security for the Secured Obligations, free of all other Liens other than Permitted Liens.
     5.3. Consents. Borrower’s execution, delivery and performance of the Notes, this Agreement and all other Loan Documents, and Borrower’s execution of the Warrant, (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate of Incorporation or Bylaws, (iv) do not violate or conflict with any law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (v) except as described on Schedule 5.3, do not violate any contract or agreement or require the consent or approval of any other Person, except in the cases of clauses (ii), (iv) and (v) for such creation, imposition, violation or conflict that could not reasonably be expected to have a Material Adverse Effect. The individual or individuals executing the Loan Documents and the Warrant are duly authorized to do so.
     5.4. Material Adverse Effect. Since August 9, 2006 , no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing, and Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.
     5.5. Actions Before Governmental Authorities. Except as described on Schedule 5.5, there are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened against Borrower or any business, property or rights of Borrower (i) which relate to any Loan Document or (ii) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.
     5.6. Laws. Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Borrower is not in default in any manner under any provision of any indenture or other material agreement, contract or instrument evidencing indebtedness, or any other material agreement, contract or instrument to which it is a party or by which it or any of its properties or assets are or may be bound and for which such default would reasonably be expected to result in a Material Adverse Effect.
     5.7. Information Correct. No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Lender in connection with any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading.
     5.8. Tax Matters. Except as described on Schedule 5.8, (a) Borrower has filed all federal, state and local tax returns that it is required to file, (b) Borrower has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) Borrower has paid or fully reserved for any tax assessment received by Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

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     5.9. Intellectual Property. Borrower owns, licenses or otherwise has the right to use, the Intellectual Property that is necessary for the operation of its business. Without limiting the generality of the foregoing, Borrower has the right to freely transfer, license or assign such Intellectual Property without condition, restriction or payment of any kind to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products. Except as described on Schedule 5.9, each of the material Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property that is owned by Borrower has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect. Exhibit D is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses and other licenses which if terminated could not reasonably be expected to result in a Material Adverse Effect), together with application or registration numbers, as applicable, owned by Borrower. Borrower is not in breach of, nor has Borrower failed to perform any obligations under, any of the foregoing contracts, licenses or agreements except for such breaches or failures to perform that would not reasonably be expected to have a Material Adverse Effect, and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.
     5.10. Borrower Products. Except as described on Schedule 5.10, no Intellectual Property owned by Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding state office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products. There is no outstanding or, to the knowledge of Borrower, threatened, dispute or disagreement of which Borrower is aware with respect to any contract, license or agreement between Borrower and any third party related to the Intellectual Property. Borrower has not received any written notice or claim challenging or questioning Borrower’s ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge, is there a reasonable basis for any such claim; except for such notices or claims that could not reasonably be expected to have a Material Adverse Effect. To the knowledge of Borrower after due inquiry, neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products infringes the intellectual property or other rights of others.
     5.11. Financial Accounts. Schedule 5.11 is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower maintains Deposit Accounts and (b) all institutions at which Borrower maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.
     5.12. Employee Loans. Borrower has no outstanding loans to any employee, officer or director of the Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of the Borrower by a third party.
     5.13. Capitalization; Investments. Borrower’s capitalization and a list of its Subsidiaries is set forth on Schedule 5.14. Borrower does not own any stock, partnership interest or other equity securities of

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any Person, except for Permitted Investments. All information set forth on Schedule 5.14 is true, correct and complete.
SECTION 6. INSURANCE; INDEMNIFICATION
     6.1. Coverage. So long as there are any Secured Obligations outstanding, Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence basis, against risks customarily insured against in Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.4. Borrower must maintain a minimum of Two Million Dollars ($2,000,000.00) of commercial general liability insurance for each occurrence. So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the tangible Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of such Collateral. Borrower shall also carry and maintain a fidelity insurance policy in an amount not less than $500,000.
     6.2. Certificates. Borrower shall deliver to Lender certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state Lender is an additional insured for commercial general liability, an additional insured and a loss payee for all risk property damage insurance, subject to the insurer’s approval, a loss payee for fidelity insurance, and a loss payee for property insurance. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance and fidelity. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Lender of cancellation or any other change adverse to Lender’s interests. Any failure of Lender to scrutinize such insurance certificates for compliance is not a waiver of any of Lender’s rights, all of which are reserved.
     6.3. Indemnity. Borrower shall and does hereby indemnify and hold Lender, its officers, directors, employees, agents, in-house attorneys, representatives and shareholders harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal), that may be instituted or asserted against or incurred by Lender or any such Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases claims resulting solely from Lender’s gross negligence or willful misconduct. Borrower agrees to pay, and to save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.
SECTION 7. COVENANTS OF BORROWER
     Borrower agrees as follows:
     7.1. Financial Reports. Borrower shall furnish to Lender the Compliance Certificate in the form of Exhibit F and the financial statements listed hereinafter (the “Financial Statements”):
     (a) as soon as practicable (and in any event within 25 days) after the end of each month, unaudited consolidated financial statements as of the end of such month, including a balance sheet and related statements of operations and cash flows substantially in accordance with GAAP without footnotes and subject to normal year end adjustments, accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against

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Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer;
     (b) as soon as practicable (and in any event within 45 days) after the end of each calendar quarter, unaudited interim financial statements as of the end of such calendar quarter (prepared on a consolidated basis), in accordance with GAAP (except for the absence of footnotes and subject to normal year end adjustments) including a balance sheet and related statements of operations and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer;
     (c) as soon as practicable (and in any event within ninety (90) days) after the end of each fiscal year, (i) unqualified (except for a “going concern” qualification based on Borrower’s recurring losses from operations and stockholders deficit) audited financial statements as of the end of such year (prepared on a consolidated basis), in accordance with GAAP including a balance sheet and related statements of operations and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Lender, accompanied by any draft management report available at such time from such accountants; and
     (d) budgets, operating plans and other financial information reasonably requested by Lender.
Notwithstanding the foregoing, Borrower may delay delivery to Lender of the quarterly financial statements for up to five days, and of the annual financial statements for up to 15 days, to the extent Borrower is eligible for an exemption under rule 12b-25. The executed Compliance Certificate may be sent via facsimile to Lender at (866) 468-8916 or via e-mail to financialstatements@herculestech.com. All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com with a copy to pshah@herculestech.com; provided that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent via facsimile to Lender at: (866) 468-8916, attention Chief Credit Officer, reference EPICEPT CORPORATION.
     7.2. Management Rights. Borrower shall permit any representative that Lender authorizes, including its attorneys and accountants, to inspect the Collateral, examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records. In addition, Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Lender shall constitute “management rights” within the meaning of 29 C.F.R Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Lender with respect to any business issues shall not be deemed to give Lender, nor be deemed an exercise by Lender of, control over Borrower’s management or policies.
     7.3. Further Assurances. Borrower shall from time to time execute, deliver and file, alone or with Lender, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to Lender’s Lien on the Collateral. Borrower shall from time to time procure any instruments or documents as may be requested by Lender, and take all further action that may be necessary or desirable, or that Lender may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, Borrower hereby authorizes Lender to execute and deliver on behalf of Borrower and to file such financing statements,

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collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Lender’s name or in the name of Lender as agent and attorney-in-fact for Borrower. Borrower shall protect and defend Borrower’s title to the Collateral and Lender’s Lien thereon against all Persons claiming any interest adverse to Borrower or Lender.
     7.4. Compromise of Agreements. Borrower shall not outside the ordinary course of Borrower’s business as conducted through the Closing Date (a) grant any material extension of the time of payment of any of the Receivables or General Intangibles, (b) to any material extent, compromise, compound or settle the same for less than the full amount thereof, (c) release, wholly or partly, any Person liable for the payment thereof in excess of $50,000 in the aggregate, or (d) allow any credit or discount whatsoever thereon other than trade discounts granted by Borrower in the ordinary course of business of Borrower.
     7.5. Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness other than as permitted under the Loan Documents.
     7.6. Collateral. Borrower shall at all times keep the Collateral and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any legal process affecting the Collateral, such other property and assets, or any Liens thereon. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any legal process affecting such Subsidiary’s assets.
     7.7. Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.
     7.8. Distributions. Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements; provided, however, in each case if the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $100,000 in the aggregate or (d) waive, release or forgive any indebtedness owed by any employees, officers or directors in excess of $100,000 in the aggregate, provided any Subsidiary may make distributions of any amount to Borrower.
     7.9. Transfers. Except for Permitted Transfers, Borrower shall not voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of their assets.
     7.10. Taxes. Borrower and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower or any Subsidiary, Lender or the Collateral or upon Borrower’s or any Subsidiary’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom. Borrower and its Subsidiaries shall file on or before the due date therefor all personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, Borrower and its Subsidiaries may contest, in good faith and by appropriate proceedings, taxes for which Borrower and its Subsidiaries maintains adequate reserves therefor in accordance with GAAP.
     7.11. Corporate Changes. Except as set forth on Schedule 7.11, neither Borrower nor any Subsidiary shall (i) change its corporate name, legal form or jurisdiction of formation without prior written

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notice to the Lender, (ii) permit or suffer a Merger to occur or (iii) relocate its chief executive office or its principal place of business, or without notice to Lender, relocate any equipment having an aggregate value of more than $150,000.
     7.12. Payments. Borrower shall arrange for automatic debit and corresponding payment to Lender on each Payment Date of all periodic obligations payable to Lender under each Note or Advance. All payments to Lender shall be wired to Lender’s bank account at the following address:
Hercules Technology Growth Capital, Inc.
C/O Union Bank of California
400 California Street, 2nd Floor
San Francisco, CA 94104
Acct.# 4720023798
ABA# 122000496
     7.13. Deposit Accounts. Borrower shall not maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Lender has a perfected security interest in each such account other than payroll accounts to the extent Borrower is prohibited by law from granting a security interest therein.
     7.14. Post-Closing Covenants. Borrower shall take the actions set forth on Schedule 7.14 within the time periods set forth on Schedule 7.14.
SECTION 8. RIGHT TO PURCHASE STOCK
     8.1. Lender or its assignee or nominee shall have the right, in its discretion, to purchase equity securities of Borrower having an aggregate purchase price of up to $1,000,000 in the Next Event on the same terms and conditions afforded to other investors in the Next Event.
SECTION 9. EVENTS OF DEFAULT
     The occurrence of any one or more of the following events shall be an Event of Default:
     9.1. Payments. Borrower fails to pay any interest or Lender Expenses within three days of the date when due and any principal amount on the due date; or
     9.2. Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, the Notes, or any of the other Loan Documents, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6.1, 7.5, 7.6, 7.7, 7.8, 7.9 or 7.14) such default continues for more than twenty (20) days after the earlier of the date on which (i) Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6.1, 7.5, 7.6, 7.7, 7.8, 7.9 or 7.14, the occurrence of such default; or
     9.3. Material Adverse Effect. A circumstance has occurred that would reasonably be expected to have a Material Adverse Effect.
     9.4. Other Loan Documents. The occurrence of any default under the Warrant, any Loan Document, or any agreement between Borrower and Lender and such default continues for more than ten (10) days after the earlier of (a) Lender has given notice of such default to Borrower, or (b) Borrower has actual knowledge of such default; or
     9.5. Representations. Any representation or warranty made by Borrower in any Loan Document or in the Warrant shall have been false or misleading in any material respect; or
     9.6. Insolvency. Borrower (a) shall make an assignment for the benefit of creditors; or (b) shall admit in writing its inability to pay its debts as they become due, or its inability to pay or perform under the Loan Documents; or (c) shall file a voluntary petition in bankruptcy; or (d) shall file any petition, answer, or

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document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (e) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (f) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (g) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (a) through (f); or either (i) thirty (30) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or thirty (30) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or
     9.7. Attachments; Judgments. Any material portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money, individually or in the aggregate, of at least $100,000, or Borrower is enjoined or in any way prevented by court order from conducting any material part of its business; or
     9.8. Warrant. The registration statement filed pursuant to Section 6 of the Warrant ceases to be effective as to the Common Stock before the Termination Date, as those terms are defined in the Warrant.
     9.9. Other Obligations. Either (a) the occurrence of any default under any agreement or obligation of Borrower involving any obligation in excess of $100,000 or that, when aggregated with any other such defaults, would reasonably be expected to have a Material Adverse Effect.
SECTION 10. REMEDIES
     10.1. General. Upon and during the continuance of any one or more Events of Default, (i) Lender may, at its option, accelerate and demand payment of all or any part of the Secured Obligations and declare them to be immediately due and payable (provided that upon the occurrence of an Event of Default of the type described in Section 9.6, the Notes and all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), and (ii) Lender may notify any of Borrower’s account debtors to make payment directly to Lender, compromise the amount of any such account on Borrower’s behalf and endorse Lender’s name without recourse on any such payment for deposit directly to Lender’s account. Lender may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Lender’s rights and remedies shall be cumulative and not exclusive.
     10.2. Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Lender may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Lender may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Lender may require Borrower to assemble the Collateral and make it available to Lender at a place designated by Lender that is reasonably convenient to Lender and Borrower. The proceeds of any sale, disposition or other

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realization upon all or any part of the Collateral shall be applied by Lender in the following order of priorities:
First, to Lender in an amount sufficient to pay in full Lender’s costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;
Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Lender may choose in its sole discretion; and
Finally, after the full, final, and indefeasible payment in Cash of all of the Secured Obligations to Borrower or its designated representatives, to the extent permitted by applicable law.
Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.
     10.3. No Waiver. Lender shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Lender to marshal any Collateral.
     10.4. Cumulative Remedies. The rights, powers and remedies of Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Lender.
SECTION 11. MISCELLANEOUS
     11.1. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     11.2. Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the first business day after transmission by facsimile or hand delivery or deposit with an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:
     (a) If to Lender:
HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
Legal Department
Attention: Chief Legal Officer and Parag Shah
525 University Ave., Suite 700
Palo Alto, CA 94301
Facsimile: 650- 473-9194
Telephone: 650-289-3068
     (b) If to Borrower:
EPICEPT CORPORATION
270 Sylvan Avenue

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Englewood Cliffs, NJ 07632
Attention: Jack Talley, CEO
Facsimile: 201-837-0200
Telephone: 201-894-8980
with a copy to:
Alexander D. Lynch, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Facsimile: (212) 310-8007
or to such other address as each party may designate for itself by like notice. A notice, demand, request, consent, approval, declaration, service of process or other communication delivered to a party hereto that is otherwise in accordance with this Section will be effective despite the failure to deliver a copy of that notice to any other Person.
     11.3. Entire Agreement; Amendments. This Agreement, the Notes, and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Lender’s proposal letter dated August 3, 2006). None of the terms of this Agreement, the Notes or any of the other Loan Documents may be amended except by an instrument executed by each of the parties hereto.
     11.4. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
     11.5. No Waiver. The powers conferred upon Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers. No omission or delay by Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Lender is entitled, nor shall it in any way affect the right of Lender to enforce such provisions thereafter.
     11.6. Survival. All agreements, representations and warranties contained in this Agreement, the Notes and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Lender. All indemnification obligations and requirements relating to the payment of money, including reimbursement of expenses, shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.
     11.7. Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement, the Notes or any of the other Loan Documents without Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect. Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents subject to Section 11.14, and all of such rights shall inure to the benefit of Lender’s successors and assigns.

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     11.8. Governing Law. This Agreement, the Notes and the other Loan Documents have been negotiated and delivered to Lender in the State of California, and shall have been accepted by Lender in the State of California. Payment to Lender by Borrower of the Secured Obligations is due in the State of California. This Agreement, the Notes and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.
     11.9. Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement, the Notes or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, the Notes or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.
     11.10. Mutual Waiver of Jury Trial / Judicial Reference.
          (a) Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST LENDER OR ITS ASSIGNEE OR BY LENDER OR ITS ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Borrower and Lender; Claims that arise out of or are in any way connected to the relationship between Borrower and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.
          (b) If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.
          (c) In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.10, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

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     11.11. Professional Fees. Borrower promises to pay Lender’s fees and expenses necessary to finalize the Loan Documents, including but not limited to reasonable attorneys fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses incurred by Lender after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.
     11.12. Confidentiality. Lender acknowledges that certain items of Collateral and information provided to Lender by Borrower are confidential and proprietary information of Borrower, if and to the extent such information is marked as confidential by Borrower at the time of disclosure (the “Confidential Information”). Accordingly, Lender agrees that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Lender’s security interest in the Collateral shall not be disclosed to any other person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its affiliates if Lender in its sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Lender’s counsel; (e) to comply with any legal requirement or law applicable to Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Lender’s sale, lease, or other disposition of Collateral after default; (g) to any participant or assignee of Lender or any prospective participant or assignee; provided that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of Borrower; provided that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its affiliates or any guarantor under this Agreement or the other Loan Documents.
     11.13. Assignment of Rights. Borrower acknowledges and understands that Lender may sell and assign all or part of its interest hereunder and under the Note and Loan Documents to any person or entity (an “Assignee”). After such assignment the term “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Lender shall retain all rights, powers and remedies hereby given. No such assignment by Lender shall relieve Borrower of any of its obligations hereunder. Lender agrees that in the event of any transfer by it of the Note(s), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon. As long as an Event of Default is not continuing, Lender will provide Borrower with at least ten business days notice before any assignment to an Assignee that is not an affiliate of Lender, in which case Borrower shall have the option, at any time before the effectiveness of the proposed assignment, to prepay the Advance in accordance with Section 2.7 without any prepayment fee provided for in such Section.

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     11.14. Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Lender in Cash.
     11.15. Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.
     11.16. No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any person other than Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely between the Lender and the Borrower.
     11.17. Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to Lender by reason of Borrower’s failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable by Lender. If Lender institutes any action or proceeding to specifically enforce the provisions hereof, any Person against whom such action or proceeding is brought hereby waives the claim or defense therein that Lender has an adequate remedy at law, and such Person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.
     11.18. Publicity. Lender may use Borrower’s name and logo, and include a brief description of the relationship between Borrower and Lender, in Lender’s marketing materials upon prior written approval of Borrower, such approval not to be unreasonably withheld.
SECTION 12. CO-BORROWERS.
     12.1. Co-Borrowers. Borrowers are jointly and severally liable for the Obligations and Lender may proceed against one Borrower to enforce the Obligations without waiving its right to proceed against the other Borrower. This Agreement and the Loan Documents are a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Lender and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all of the Advance was advanced to such Borrower. Lender may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers. Each Borrower appoints each other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of both Borrowers, to act as disbursing agent for receipt of any loans on behalf of each Borrower and to apply to Lender on behalf of each Borrower for the Advance, any waivers and any consents. This authorization cannot be revoked, and Lender need not inquire as to one Borrower’s authority to act for or on behalf of another Borrower.

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     12.2. Subrogation and Similar Rights. Each Borrower irrevocably waives, until all Obligations are satisfied, all rights that it may have at law or in equity (including, without limitation, any law subrogating the Borrower to the rights of Lender under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Lender and such payment shall be promptly delivered to Lender for application to the Obligations, whether matured or unmatured.
     12.3. Waivers of Notice. Each Borrower waives, to the extent permitted by law, notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default except as set forth herein; notice of the amount of the Obligations outstanding at any time; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase the Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; and all other notices and demands to which the Borrower would otherwise be entitled by virtue of being a co-borrower or a surety. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Lender’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Each Borrower also waives any defense arising from any act or omission of Lender that changes the scope of the Borrower’s risks hereunder. Each Borrower hereby waives any right to assert against Lender any defense (legal or equitable), setoff, counterclaim, or claims that such Borrower individually may now or hereafter have against another Borrower or any other Person liable to Lender with respect to the Obligations in any manner or whatsoever.
     12.4. Subrogation Defenses. Until all Obligations are paid in full and Lender has no further obligation to make Credit Extensions to Borrower, each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899, and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect.
     12.5. Right to Settle, Release.
     (a) The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Lender may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.
     (b) Without notice to any given Borrower and without affecting the liability of any given Borrower hereunder, Lender may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to any other Borrower by written agreement with such other Borrower, (ii) grant other indulgences to another Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to any other Borrower by written agreement with such other Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or

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extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.
     12.6. Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and the Borrower holding the indebtedness shall take all actions reasonably requested by Lender to effect, to enforce and to give notice of such subordination.

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     IN WITNESS WHEREOF, Borrower and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

	BORROWER:	MAXIM PHARMACEUTICALS, INC.
		Signature:	/s/ Robert W. Cook

		Print Name:	Robert W. Cook

		Title:	SVP & CFO

EPICEPT CORPORATION

		Signature:	/s/ Robert W. Cook

		Print Name:	Robert W. Cook

		Title:	SVP & CFO

Accepted in Palo Alto, California:

LEND	ER:	HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

		Signature:	/s/ Scott Harney

		Print Name:	Scott Harney

		Title:	Chief Legal Officer